Exhibit No. 15

February 9, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington DC 20549

RE:

Regis Corporation Registration Statements on Form S-3 (File No. 333-100327, No. 333-51094, No. 333-28511, No. 333-78793, No. 333-49165, No. 333-89279, No. 333-90809, No. 333-31874, No. 333-57092, No. 333-72200, No. 333-87482, No. 333-102858 and No. 333-116170), and Form S-8 (File No. 33-44867 and No. 33-89882)

Commissioners:

We are aware that our report dated February 9, 2007, on our reviews of the interim condensed consolidated financial information of Regis Corporation (the “Company”) as of December 31, 2006, and for the three and six month periods ended December 31, 2006 and 2005 and included in the Company’s quarterly report on Form 10-Q for the three months ended December 31, 2006, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota